Exhibit 99.1

Company Contact:
Discovery Partners International
Chief Executive Officer	Chief Financial Officer
Riccardo Pigliucci	Craig Kussman
(858) 228-4113	(858) 228-4113
ir@discoverypartners.com

FOR IMMEDIATE RELEASE

DISCOVERY PARTNERS INTERNATIONAL REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS WITH RECORD PROFIT FROM OPERATIONS

San Diego, CA – March 1, 2005 – Discovery Partners International, Inc. (NASDAQ: DPII) today announced unaudited financial results for the three and twelve months ended December 31, 2004.

Revenues for the three months ended December 31, 2004 were $14.2 million, a decrease of 2 percent compared to $14.5 million for the same period in 2003.  The decrease in revenues for the fourth quarter of 2004 versus 2003 was due to lower service revenues, which was slightly offset by higher product revenues.  The growth in product revenues was driven by increased Crystal Farm and Compound Management product shipments while the reduction in service revenues was due to decreases in chemistry service and license and development contract service revenues.  Revenues for the twelve months ended December 31, 2004 were $51.6 million, an increase of 3 percent compared to $49.8 million for the same period in 2003.  The increase in revenues for 2004 versus 2003 was due to increases in screening services revenue and instrumentation product revenue offset by decreases in chemistry services revenue.  In the fourth quarter of 2004, we exercised our right under our agreement with Pfizer to deliver additional compounds in 2004 in an amount equal to the number of compounds scheduled for delivery in the first quarter of 2005, which resulted in $4.2 million of revenue in the fourth quarter of 2004 that will not be recognized in the first quarter of 2005.

Net income for the three months ended December 31, 2004 was $1.4 million, or $0.05 per share compared to net income of $1.5 million, or $0.06 per share, for the same period in 2003.  Net income for the twelve months ended December 31, 2004 was $3.9 million, or $0.15 per share compared to net income of $1.1 million, or $0.04 per share, for the same period in 2003, which included $1.9 million, or $0.08 per share, of restructuring expense related to the closure of our Tucson chemistry operations.

Gross margin, as a percentage of revenues, for the fourth quarter of 2004 was 42 percent, unchanged from the fourth quarter of 2003, reflecting higher product margins caused by product volume and mix and lower inventory adjustments, which offset lower service margins caused by lower chemistry service volumes and amortization of µARCS technology.  Gross margin, as a percentage of revenues, for the twelve months of 2004 was 43 percent, up from 36 percent in 2003.  The improvement in gross margin percentage is due to an improvement in gross margins on screening and chemistry services and on instrumentation products, which were partially offset by amortization of µARCS technology.  Gross margin as a percentage of screening revenue increased due to an increase in volume.  Gross margin as a percentage of chemistry services revenue increased due to higher margins under our Pfizer agreement, the redeployment of scientists to research and development projects and business development initiatives, and decreases in spending partially offset by unabsorbed overhead resulting from lower volume.  Gross margin as a percentage of instrumentation product revenues increased due primarily to higher margins earned on new products compared to our historical product lines and a reduction of inventory reserve requirements in 2004 compared to 2003.  Our exercise of our right under our agreement with Pfizer to deliver additional compounds in 2004 in an amount equal to the number of compounds scheduled for delivery in the first quarter of 2005 resulted in gross margin of $3.1 million in the fourth quarter of 2004 that will not be recognized in the first quarter of 2005.

Research and development costs for the fourth quarter of 2004 were $1.2 million, compared to $0.6 million in the fourth quarter of 2003.  Research and development costs for the twelve months of 2004 were $4.3 million, compared to $2.6 million in 2003.  The increase in research and development costs resulted from the redeployment of development scientists and engineers from direct revenue generating activities of customer funded R&D programs and collaborations to internal programs focused on Crystal Farm product, compound storage solutions, in silico tools and assays and drug discovery process development.

Selling, general and administrative costs for the fourth quarter of 2004 were $3.2 million, down from $4.1 million in the fourth quarter of 2003.  The decrease in selling, general and administrative costs for the quarter resulted primarily from lower incentive compensation costs, which more than offset increases in professional and consulting fees related to meeting the compliance requirements of Section 404 of the Sarbanes-Oxley Act of 2002  and increases in business development costs.  Selling, general and administrative costs for the twelve months of 2004 were $14.1 million, up from $14.0 million in 2003.  The increase in selling, general and administrative costs resulted primarily from increased business development activities and higher professional services fees primarily related to Sarbanes Oxley compliance, which offset savings resulting from lower incentive compensation costs and the closure of our Tucson facility.

Cash, cash equivalents and short-term investments at December 31, 2004 were $80.0 million, an increase of $1.1 million from the balance at September 30, 2004 due primarily to net cash flow provided by operations.

Since our third quarter 2004 earnings report, Discovery Partners has achieved several milestones:

•                  In December, the Company announced a drug discovery and development alliance with Biovitrum AB whereby Biovitrum and Discovery Partners will work together to identify small molecule lead compounds suitable for advancing targets within the metabolic disease area.

•                  In December, the Company delivered its first compound storage system to a Sanofi-Aventis SA site in Tucson, AZ.

•                  In January, the Company announced the successful conclusion of an internal research project resulting in a new service available to DPI’s clients. In connection with this research project, DPI has established a panel of assays for in silico and in vitro ADME (Absorption, Distribution, Metabolism, and Excretion) and safety profiling. The in silico tools and assays are applicable for the design of compounds in hit generation, hit expansion and lead optimization programs and will allow annotation of compounds for ADME and safety characteristics in lead selection and optimization projects.

•                  In February, the Company received approval from the NIH to utilize the Company’s compound storage system to handle the long-term storage needs under the Company’s multi-year service agreement with the NIH.

•                  On February 28th the Company and Bruker AXS announced at the 2005 Pittsburgh Conference in Orlando, FL. the introduction of the new CRYSTAL FARMTM CF-150, a lower cost, bench top version of the Crystal Farm CF-400.

•                  On March 1st the Company announced the signing of a binding letter of intent to purchase Biofrontera Discovery GmbH, a natural products based drug discovery company in Heidelberg, Germany.

“We are very pleased to again report a profitable quarter and the highest annual revenues and profit in the history of Discovery Partners,” commented Riccardo Pigliucci, CEO and Chairman of Discovery Partners. “2004 has been an exceptionally eventful year for our Company. In February we signed a multi-million dollar agreement with Pfizer renewing their commitment into 2005.  In May we assisted our largest shareholder, the Applera Corporation, to place 7.2 million shares into the market in an orderly way with a fully underwritten secondary offering.  In August we were awarded a major multi year contract with the NIH to establish and manage the Small Molecule Repository of up to one million compounds as part of the NIH Roadmap initiative.  In addition to the obvious financial reward, this $24 million contract positioned DPI at the center of the largest scientific endeavour initiated by the NIH since the Human Genome project.   Today we are pleased to also announce a substantial expansion of our drug discovery platform with the acquisition of Biofrontera Discovery GmbH that will allow Discovery Partners International to offer highly diverse libraries of natural compounds, fermentation and isolation of natural products, structural elucidation as well as medicinal chemistry capabilities in Europe.” continued Pigliucci.

“Looking at 2005 we could see a further significant decline of the Pfizer business only partially replaced by increased NIH revenue.  Our current 12 month backlog of $33 million, driven by the $8 million contractual ramp down of the Pfizer contact, is $7 million lower than a year ago at this time and with our current new business visibility, excluding any possible M&A transaction, we estimate 2005 revenues will be between $44 million and $54 million.  This revenue amount does not include the revenues for the two Universal Store Systems to be deployed in the NIH project in 2005, as they will be recognized over the life of the NIH contract, nor any significant contribution from the Biofrontera Discovery acquisition.  During 2005, we expect to invest an amount in excess of our 2004 earnings in redirecting the company focus, to absorb the current burn rate of Biofrontera Discovery and to adopt FAS 123R, as mandated, on July 1, 2005. As a result, for 2005 we project a net loss of between $2 million and $6 million, absent any other M&A and/or restructuring activities.” concluded Pigliucci.

A conference call discussing fourth quarter 2004 financial results and outlook for 2005 will be publicly available via the Company’s website, at http://www.discoverypartners.com.  The live webcast will begin at 11:00 am Eastern Time, on Tuesday, March 1, 2005.  In addition to the live webcast, replays will be available to the public on Discovery Partners’ website, http://www.discoverypartners.com and by calling 719-457-0820, access code: 7909047 through Tuesday, March 8, 2005.

About Discovery Partners

Discovery Partners International, Inc. offers integrated services, products, and systems that span the drug discovery continuum, including target characterization, targeted and screening-library design and synthesis, high throughput and high content screening, lead generation and optimization, gene expression analysis, and protein crystallization.  Discovery Partners has actively contributed to dozens of drug discovery collaborations.  Discovery Partners is headquartered in San Diego, California.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty.  Discovery Partners’ actual results may differ materially from those projected in the forward looking statements due to risks and uncertainties that exist in Discovery Partners’ operations, research and development efforts and business environment, including whether the Company’s relationships with Pfizer and the NIH continue through and beyond their contractual terms, the mix and timing of revenues from sales of products and services, our ability to establish and maintain collaborations, execute more profitable business and realize operating efficiencies, the level of expenditures necessary to enable the Company to achieve its objectives of focusing its business on providing lead drug candidates to pharmaceutical companies , the ability to acquire complementary businesses or capabilities and the integration of acquired businesses or capabilities, the trend toward consolidation of the pharmaceutical industry, quarterly sales variability, technological advances by competitors, and other risks and uncertainties more fully described in Discovery Partners’ annual report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission and Discovery Partner’s other SEC reports.

Additionally, the information contained in this press release reflects preliminary financial results, as Discovery Partners’s 2004 audit has not yet been completed.

DISCOVERY PARTNERS INTERNATIONAL, INC.

Selected Consolidated Financial Data

(In Thousands, Except Per Share Amounts)

Consolidated Statement of Operations

	Three Months Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)

Revenues:
Services	$12,538	$13,813	$45,560	$47,211
Products	1,644	653	6,004	2,615
Total revenues	14,182	14,466	51,564	49,826
Cost of revenues:
Services	7,351	7,716	25,999	29,205
Products	910	707	3,440	2,464
Total cost of revenues	8,261	8,423	29,439	31,669
Gross margin	5,921	6,043	22,125	18,157

Operating expenses:
Research and development	1,221	642	4,305	2,554
Selling, general and administrative	3,222	4,109	14,104	13,964
Amortization of stock-based compensation	357	177	1,001	515
Restructuring	—	—	—	1,873
Total operating expenses	4,800	4,928	19,410	18,906

Income (loss) from operations	1,121	1,115	2,715	(749)

Interest income, net	413	327	1,419	1,758
Foreign currency transaction gain (loss), net	(180)	37	(265)	(13)
Other income, net	25	21	89	73
Income from operations before income taxes	1,379	1,500	3,958	1,069
Income tax	12	3	55	10

Net income	$1,367	$1,497	$3,903	$1,059

Net income per share, basic	$0.05	$0.06	$0.15	$0.04

Weighted average shares outstanding, basic	25,802	24,421	25,319	24,344

Net income per share, diluted	$0.05	$0.06	$0.15	$0.04

Weighted average shares outstanding, diluted	26,832	25,584	26,272	25,077

Summary Balance Sheet

(In Thousands)

	December 31, 2004	December 31, 2003
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$13,148	$7,846
Short-term investments	66,870	64,728
Accounts receivable, net	14,626	11,875
Inventories, net	2,842	4,148
Prepaid and other current assets	2,456	1,583
Total current assets	99,942	90,180

Restricted cash	1,120	1,197
Property and equipment, net	7,206	8,408
Prepaid royalty, net	4,828	6,035
Patents and license rights, net	2,287	2,621
Other assets, net	260	743
Total assets	$115,643	$109,184

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$5,714	$5,789
Restructuring accrual	294	744
Deferred revenue	1,072	4,306
Total current liabilities	7,080	10,839

Deferred rent	155	98

Stockholders’ Equity:
Common stock	26	25
Common stock issuable	2,657	1,026
Treasury stock	(794)	(776)
Additional paid-in-capital	207,804	201,686
Deferred compensation	(2,187)	(1,055)
Accumulated other comprehensive income	630	972
Accumulated deficit	(99,728)	(103,631)
Total stockholders’ equity	108,408	98,247
Total liabilities and stockholders’ equity	$115,643	$109,184

Summary Statement of Cash Flows

(In Thousands)

	Three Months Ended	Twelve Months Ended
	December 31, 2004	December 31, 2004
	(Unaudited)	(Unaudited)

Net Income	$1,367	$3,903

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,526	5,707
Amortization of stock-based compensation	452	1,001
Realized loss on investments	33	180
Loss on disposal of assets	103	161
Change in operating assets and liabilities:
Accounts receivable	(2,757)	(2,851
Inventories	1,144	1,325)
Other current assets	(187)	(543)
Accounts payable and accrued expenses	883	(546)
Restructuring accrual	(136)	(450)
Deferred revenue	(719)	(3,271)
Deferred rent	8	57
Restricted cash	126	77
Net cash provided by operating activities	1,843	4,750

Investing activities:
Purchases of property and equipment	(795)	(2,193)
Other assets	17	44
Purchases of patents, license rights and other intangible assets	(7)	(95)
Purchases of short-term investments, net	4,818	(3,122)
Net cash provided by (used in) investing activities	4,033	(5,366)

Financing activities:
Issuance of common stock, net of repurchases	(67)	5,598
Net cash provided by (used in) financing activities	(67)	5,598
Effect of exchange rate changes	310	320

Net increase in cash and cash equivalents	6,119	5,302

Cash and cash equivalents at beginning of period	7,029	7,846
Cash and cash equivalents at end of period	$13,148	$13,148